Exhibit 10.46

Placement Agent Agreement

June 25, 2007

DrTattoff, LLC
8500 Wilshire Blvd – Street Level Suite 105
(SW Corner of Wilshire at La Cienega)
Beverly Hills, CA 90211
Attention: James Morel

Dear James,

We are pleased that Dr. Tattoff (together with its subsidiaries and affiliates, the “Company”) has selected Brookshire Securities Corporation (“The Placement Agent”) to act as its exclusive financial advisor and placement agent to assist the Company in connection with a best efforts private placement (the "Financing") of up to $3,500,000 of the Company’s equity securities (the "Securities"). This letter will confirm our acceptance of such retention and set forth the terms of our engagement.

1. Retention; Terms of Financing. (a) The Company hereby retains Brookshire Securities Corp. (The Placement Agent) as its exclusive financial advisor and placement agent in connection with the proposed Financing and The Placement Agent accepts such retention on the terms and conditions set forth in this Agreement. As currently contemplated, the Financing shall consist of the sale of up to $3,500,000 of Securities. The actual size of the Financing, the terms of the Securities, the precise number of Securities to be offered by the Company and the offering price shall be subject to a variety of factors, including the capitalization and financial condition of the Company, changes in the Company's prospects and forecasts, market and general economic conditions and the results of negotiations with potential investors.

(b) In its capacity as exclusive financial advisor and placement agent in connection with the Financing, The Placement Agent shall (i) familiarize itself with the business, operations, properties, financial condition, management and prospects of the Company; (ii) assist the Company in developing an appropriate structure for the Financing; (iii) introduce the Company to potential investors and contact potential investors on the Company’s behalf; (iv) assist the Company in any discussions and negotiations with potential investors; and (v) assist the Company in closing the Financing. Except as provided on Schedule 1(b) hereto, the Company will not contact or solicit potential investors with respect to the Financing or pursue any financing transaction in lieu of the Financing, and the Company shall refer all inquiries and offers received, directly or indirectly, with respect to the Financing or any financing transaction in lieu of the Financing to The Placement Agent (all such inquiries and offers, including all inquiries and offers which the Company may have received concerning an investment in the Company prior to the date hereof, being deemed to have been contacted by The Placement Agent in connection with the Financing). It is understood that upon termination of this Agreement, the Company shall have the right to contact or solicit potential investors with respect to the Financing in an effort to complete the sale the minimum amount, subject to the Company providing the Placement Agent with 50% of the compensation the Placement Agent is otherwise entitled to receive under Section 3(b), 3(c) and 4 of this Agreement on any such amount that the Company rises in this effort.

May 9, 2007

(c) Closing Conditions. As a condition precedent to the obligations of the Placement Agent to close any financing, the Company shall:

(i) furnish to the Placement Agent the opinion, dated the Closing Date, of its counsel, which opinion shall be reasonably acceptable to the Placement Agent and its counsel

(ii) deliver and execute a closing certificate from the president or chief executive officer of the Company containing standard representations and warranties of the Company for a transaction of this nature which shall be true and correct on and as of the Closing.

2. Information; Offering Materials. (a) In connection with The Placement Agent’s activities hereunder, the Company will furnish The Placement Agent and its counsel upon request with all relevant information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being hereinafter referred to as the “Information”), and with a private placement memorandum with respect to the Company and the Financing in a form acceptable to The Placement Agent (such memorandum, including any exhibits, amendments and supplements thereto, all documents incorporated by reference therein and all other documents, instruments and communications prepared for or otherwise used in connection with the Financing being hereinafter referred to as the “Offering Materials”). The Company shall also provide The Placement Agent with access to the Company’s officers, directors, employees, accountants and legal counsel. The Company acknowledges and agrees that The Placement Agent’s obligations under this Agreement are subject to the satisfactory completion by The Placement Agent of its due diligence review of the Company and the Offering Materials.

May 9, 2007

(b) The Company represents and warrants to The Placement Agent that (i) all Information and the Offering Materials will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made, and (ii) any projections and other forward-looking information provided by it to The Placement Agent will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that The Placement Agent: (1) will use and rely primarily on the Information, the Offering Materials and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (2) is authorized as the Company's exclusive financial advisor and placement agent to transmit to any prospective investor a copy or copies of the Offering Materials, forms of purchase agreements and any other legal documentation supplied to The Placement Agent for transmission to any prospective investor by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of The Placement Agent’s services hereunder or any transaction contemplated hereby; (3) does not assume responsibility for the accuracy or completeness of the Information or Offering Materials and such other information; (4) will not make an appraisal of any assets of the Company; and (5) retains the right to continue to perform due diligence during the course of its engagement hereunder.

3. Compensation. Except as set forth in Section 3(e) hereof, as consideration for The Placement Agent’s services pursuant to this Agreement, The Placement Agent shall be entitled to receive, and the Company agrees to pay The Placement Agent, the following compensation:

May 9, 2007

(a) The Company shall pay to The Placement Agent, upon execution of this Agreement, an engagement fee of $5,000, which fee shall be non-refundable but shall be applied against The Placement Agent’s expenses as set forth in Section 4 hereof.

(b) Upon closing of the Financing, the Company shall pay to The Placement Agent, in cash, a fee in an amount equal to 8% of the aggregate gross proceeds raised in the Financing. If any portion of the proceeds raised in the Financing are not paid to the Company at the closing of the Financing but rather is deferred until a later date or satisfaction of a condition precedent, the placement fee relating to such deferred proceeds shall be paid by the Company upon receipt of the deferred proceeds. If the Financing is consummated by means of more than one closing, The Placement Agent shall be entitled to the fees provided herein with respect to each such closing.

(c) The Company shall grant and deliver to The Placement Agent (or its designated nominees) at the closing of the Financing, for nominal consideration, warrants (the “Warrants”) to purchase a number of shares of the Company's Common Stock equal to 10% of the number of Units (and/or shares of Common Stock issuable upon exercise of securities or upon conversion or exchange of convertible or exchangeable securities) sold at such closing. If the Financing is consummated by means of more than one closing, The Placement Agent shall be entitled to receive additional Warrants at each additional closing. The Warrants shall be exercisable at any time during the five-year period commencing on the closing to which they relate at an exercise price equal to the exercise price paid by investors in the Financing or, in the case of exercisable, convertible, or exchangeable securities, the exercise, conversion or exchange price thereof, and shall contain provisions, including, without limitation, those pertaining to cashless exercise, anti-dilution protection and demand and piggyback registration rights, customarily contained in warrants received by The Placement Agent in similar transactions.

(d) Notwithstanding any termination of this Agreement pursuant to the terms hereof or otherwise, if within 6 months from the effective date of termination of this Agreement, the Company enters into a definitive commitment relating to the Financing or any financing transaction in lieu of the Financing (or any portion thereof) with any investor to whom the Company was introduced by The Placement Agent or who was contacted by The Placement Agent, with the exception of any investors introduced to The Placement Agent by the Company or by any other selling group member, in connection with the Financing, the Company shall pay to The Placement Agent fees in accordance with the terms and provisions of Section 3(b) and grant and deliver to The Placement Agent (or its designated nominees) Warrants in accordance with the terms and provisions of Section 3(c).

May 9, 2007

(e) In the event any financing hereunder is closed with any of the investors listed on Schedule 1(b), the compensation due the Placement Agent as set forth in Sections 3 (b) and (c) hereof and Section 4 below shall each be reduced by 50%.

(f) The Placement Agent will not be entitled to any compensation of any kind upon the exercise of any Warrants.

4. Expenses. In addition to payment to The Placement Agent of the compensation set forth in Section 3 hereof, the Company shall pay the Selling Agent at each Closing a non-accountable expense allowance (the “Expense Allowance”) of 2.0% of the aggregate dollar value of Units sold at such Closing. Non-accountable expense allowance is for the reimbursement of The Placement Agents expenses including, without limitation, legal fees of the Placement Agent counsel and all travel and other of pocket expenses incurred by The Placement Agent in connection with this engagement. Without limiting the foregoing, it is agreed that all “blue sky” filing fees, printing costs, due diligence meetings, registration expenses and qualification expenses shall be paid directly by the Company.

5. Certain Matters Relating to the Financing; Other Actions. (a) The parties acknowledge that it is their intention that the Financing shall be conducted so as to be exempt from the registration requirements of the Securities Act of 1933 (the "Act"). It is understood that investors in the Financing shall be "accredited investors" or fall within other categories sanctioned by Regulation D under the Act. The Company shall be responsible for ensuring that the sale of the Securities shall be exempt from the registration requirements of the Act and will otherwise comply with the applicable provisions of the Act and any regulations thereunder and any applicable laws and requirements of any country, state or other jurisdiction. Without limiting the foregoing, the Company represents and warrants that it has not, and agrees that it will not, directly or indirectly, engage in any form of general solicitation, general advertising or directed selling efforts.

May 9, 2007

(b) The sale of the Securities pursuant to the Financing shall be made pursuant to the terms of a purchase agreement or subscription agreement (each a “Purchase Agreement”) in form satisfactory to The Placement Agent. The Company represents and warrants that (i) the representations and warranties contained in each Purchase Agreement will be true and correct in all respects on the date such Purchase Agreement is entered into and as of the closing date of the sale of the Securities to which such Purchase Agreement relates, and (ii) The Placement Agent shall be entitled to rely on such representations and warranties (and on the representations and warranties contained in any of the other Offering Materials) as if they were made directly to The Placement Agent. The Placement Agent shall also be entitled to rely upon any opinions of counsel delivered to any purchaser of the Securities, including, without limitation, any opinions relating to the Registration Statement (as defined below)]

(c) Within 45 days after the closing of the reverse merger, the Company shall prepare and file, at the Company’s sole cost and expense, a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock underlying the Securities (the “Registration Statement”) and shall use its best efforts to cause the Registration Statement to be declared effective within 120 days from the closing of the Reverse Merger. The Company shall keep such Registration Statement effective until the earlier of (i) the date that all of the securities covered thereby have been sold, and (ii) two years from the effective date thereof, and shall comply with all of the other requirements with respect thereto set forth in the Purchase Agreements, all at the Company’s sole cost and expense.

(d) During the period this Agreement remains in effect, and for a period of 1 year after the effective date of the Registration Statement, neither the Company nor any officer, director or person or entity who beneficially owns five percent or more of the common stock of the Company shall offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any securities without The Placement Agent’s prior written consent, except for the Securities, the issuance of options or restricted stock awards under the Company’s or its successor’s employee stock incentive plans, and shares of common stock upon the exercise of any such stock options and any currently outstanding options.

May 9, 2007

(e) The Company shall also execute and/or deliver such other instruments, documents and agreements (including, without limitation, delivery of such legal opinions and accountants’ “comfort letters” as The Placement Agent may request) and take such other action as The Placement Agent may reasonably request in connection with the provision of its services hereunder and the consummation of the Financing or an Alternative Transaction.

6. Indemnification. The Company agrees to indemnify The Placement Agent in accordance with the indemnification and other provisions (the “Indemnification Provisions”) attached to this Agreement, which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

7. Termination; Survival of Provisions. This Agreement will terminate upon the earlier of: 1.) the closing of the Financing 2.) Any time upon 30 days’ prior written notice by The Placement Agent or the Company to the other party or 3.) 60 days from the signing of the Placement Agent Agreement.

8. In the event of such termination, the Company shall pay and deliver to The Placement Agent (i) all compensation earned through the date of such termination (“Termination Date”) pursuant to any provision of Section 3 hereof, and (ii) all compensation which may be earned by The Placement Agent after the Termination Date pursuant to Section 3(d) hereof, and shall reimburse The Placement Agent for expenses incurred by The Placement Agent up to a maximum of $25,000 in documented expenses in connection with its services hereunder pursuant to Section 4 hereof, provided, however that should the Company breach this Agreement, cap on documented expenses shall be increased to $75.000. All such fees and reimbursements due to The Placement Agent pursuant to the immediately preceding sentence shall be paid to The Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Financing or Alternative Transaction or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3(d hereof). Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of Sections 3(d), 4, 6 (including, but not limited to the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement.

May 9, 2007

9. Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier services or sent by certified mail, return receipt requested, if to The Placement Agent, to 4 West Las Olas Blvd. Suite 800 Ft. Lauderdale Florida 33308 and if to the Company, to the address, and to the attention of the person, set forth on the first page of this Agreement. Any notice delivered personally shall be deemed given upon receipt; any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

10. Governing Law; Jurisdiction: Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. The Company irrevocably submits to the exclusive jurisdiction of any court of the State of Florida or the United States District Court for the southern district of the State of Florida for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, action or proceeding may be made upon the Company in accordance with Section 9 hereof. The parties hereby expressly waive any and all rights to trail by jury in any suit, action or proceeding arising under this Agreement.

11. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

12. Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

13. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither The Placement Agent nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

May 9, 2007

14. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any right enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that The Placement Agent is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of The Placement Agent hereunder, all of which are hereby expressly waived.

15. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

16. Press Announcements. At any time after the consummation or other public announcement of the Financing or any Alternative Transaction, The Placement Agent may place an announcement in such newspapers and publications as it may choose, stating that The Placement Agent has acted as exclusive financial advisor and/or placement agent to the Company in connection with the Financing or such Alternative Transaction.

17. Counterparts. For the convenience of the parties this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

May 9, 2007

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided and return it to us.

Very truly yours,

/s/ Peter S. Chung

By:	Peter S. Chung
Name: Peter S. Chung
Title: Managing Director

Confirmed and Agreed to this
_____ day of _________, ____.

DRTATTOFF, LLC

By:	/s/ James Morel
Name: James Morel
Title: CEO

Indemnification Provisions (attached)

INDEMNIFICATION PROVISIONS

DrTattoff, LLC (the “Company”) agrees to indemnify and hold harmless Brookshire Securities Corp. (“Placement Agent”) and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, The Placement Agent’s acting for the Company, including, without limitation, any act or omission by The Placement Agent in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and The Placement Agent to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, certificate, document or agreement relating thereto), or the enforcement by The Placement Agent of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of The Placement Agent by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These indemnification provisions shall extend to the following persons (collectively, the “Indemnified Parties”): The Placement Agent, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of The Placement Agent, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by The Placement Agent in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by The Placement Agent pursuant to the Agreement.

Neither termination nor completion of the engagement of The Placement Agent referred to above shall affect these indemnification provisions which shall remain operative and in full force and effect. The indemnification provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.